Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces First Quarter 2016 Operating Results

SAN FRANCISCO, April 28, 2016 — The Federal Home Loan Bank of San Francisco today announced that its net income for the first quarter of 2016 was $231 million, compared with net income of $474 million for the first quarter of 2015.

The $243 million decrease in net income for the first quarter of 2016 relative to the prior-year period primarily reflected a lower gain on settlements relating to the Bank’s private-label residential mortgage-backed securities (PLRMBS) litigation. Litigation settlements in the first quarter of 2016 resulted in a gain of $211 million (after netting certain legal fees and expenses), compared with a gain of $459 million (after netting certain legal fees and expenses) in the first quarter of 2015.

Net interest income for the first quarter of 2016 was $123 million, down from $130 million for the first quarter of 2015. The decrease was primarily due to a decrease in earnings because of lower MBS balances, partially offset by a reduction in dividends on mandatorily redeemable capital stock, which are classified as interest expense.

Excluding the $211 million gain from the litigation settlements in the first quarter of 2016, other income/(loss) for the first quarter of 2016 was a loss of $40 million, compared with a loss of $27 million for the first quarter of 2015 after excluding the $459 million gain from litigation settlements reported in that quarter. The change in other income/(loss) after excluding the gains from litigation settlements in each period reflected higher net fair value losses associated with derivatives, hedged items, and financial instruments carried at fair value of $28 million for the first quarter of 2016, compared with net fair value losses of $19 million for the first quarter of 2015. The change in net fair value losses was primarily due to the effects of changes in market interest rates, interest rate spreads, interest rate volatility, and other market factors during the period. The change in other income/(loss) also reflected higher credit-related other-than-temporary impairment (OTTI) charges on certain of the Bank's PLRMBS. The credit-related OTTI charges for the first quarter of 2016 were $7 million, compared with credit-related OTTI charges of $2 million for the first quarter of 2015.

During the first quarter of 2016, total assets decreased $1.0 billion, to $84.7 billion at March 31, 2016, from $85.7 billion at December 31, 2015. Advances decreased $1.7 billion, or 3%, to $49.2 billion at March 31, 2016, from $50.9 billion at December 31, 2015. In addition, cash and due from banks decreased $1.5 billion during the period. These decreases were partially offset by a $2.1 billion increase in investments, to $34.4 billion at March 31, 2016, from $32.3 billion at December 31, 2015.

Accumulated other comprehensive income/(loss) decreased by $53 million during the first quarter of 2016, to a loss of $38 million at March 31, 2016, from a gain of $15 million at December 31, 2015, primarily as a result of a decline in the fair value of PLRMBS classified as available-for-sale.

As of March 31, 2016, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.4%, exceeding the 4.0% requirement. The Bank had $5.4 billion in permanent capital, exceeding its risk-based capital requirement of $2.6 billion. Total retained earnings as of March 31, 2016, were $2.8 billion.

Today, the Bank’s Board of Directors declared a cash dividend on the capital stock outstanding during the first quarter of 2016 at an annualized rate of 8.90%. The dividend will total $61 million, including $12 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the second quarter of 2016. The Bank expects to pay the dividend on or about May 16, 2016.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar. 31, 2016	Dec. 31, 2015
Total Assets	$84,739	$85,698
Advances	49,169	50,919
Mortgage Loans Held for Portfolio, Net	632	655
Investments[1]	34,366	32,275
Consolidated Obligations:
Bonds	57,207	51,827
Discount Notes	21,095	27,647
Mandatorily Redeemable Capital Stock	486	488
Capital Stock - Class B - Putable	2,115	2,253
Unrestricted Retained Earnings	760	610
Restricted Retained Earnings	2,054	2,018
Accumulated Other Comprehensive Income/(Loss)	(38)	15
Total Capital	4,891	4,896

Selected Other Data at Period End	Mar. 31, 2016	Dec. 31, 2015
Regulatory Capital Ratio[2]	6.39%	6.26%

	Three Months Ended
Selected Operating Results for the Period	Mar. 31, 2016	Mar. 31, 2015
Net Interest Income	$123	$130
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	—
Other Income/(Loss)	171	432
Other Expense	36	34
Affordable Housing Program Assessment	27	54
Net Income	$231	$474

Selected Other Data for the Period
Net Interest Margin[3]	0.58%	0.70%
Operating Expenses as a Percent of Average Assets	0.16	0.17
Return on Average Assets	1.08	2.51
Return on Average Equity	19.19	31.87
Annualized Dividend Rate[4]	7.99	7.11
Average Equity to Average Assets Ratio	5.65	7.88

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2016, was $5.4 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “will” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com